American Physicians Capital, Inc. Announces Approval of
$15 Million Share Repurchase Authorization

EAST LANSING, Mich., May 22 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (Nasdaq: ACAP) today announced that its Board of Directors authorized $15 million to repurchase its common shares under management's discretion in the open market or in privately negotiated transactions during its normal trading windows. The Company has approximately 55,000 shares remaining under an existing discretionary authorization approved on November 2, 2005. The Company will deplete the November 2, 2005 authorization before commencing the new $15 million authorization.

In addition to the discretionary plan, the Company continues to repurchase its common shares under a Board approved stock repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934. The Board authorized $32 million towards the repurchase of its common shares pursuant to a 10b5-1 plan for 2007. As of yesterday, the Company had $29.9 million remaining in the original $32 million authorization.

Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning expected commencement of repurchases under the 10b5-1 plan and the continuance of repurchase transactions during both future blackout periods and normal trading windows. In addition, when we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company's business prospects, the market price of the Company's stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

SOURCE American Physicians Capital, Inc.
-0- 05/22/2007
/CONTACT: Investor Relations, Ann Storberg of American Physicians Capital, Inc., +1-517-324-6629/
/First Call Analyst: /
/FCMN Contact: astorberg@acaponline.com /
/Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
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/Web site: http://www.apcapital.com/
(ACAP)

CO: American Physicians Capital, Inc.
ST: Michigan
IN: HEA INS MTC
SU: FNC